Exhibit F.3a

Exhibit F.3a

AGL Resources Inc.
Consolidating Income Statement
Calendar 2003
Unaudited

		Distribution	Wholesale	Energy
	Consolidated	Operations	Services	Investments	Corporate
	AGL Resources Inc.	(Exhibit F.3b)	(Exhibit F.3c)	(Exhibit F.3d)	(Exhibit F.3e)

Operating revenues	$983,692,598	$935,859,738	$41,215,871	$6,453,131	$163,858
Operating expenses
Cost of gas	339,365,930	337,302,104	1,392,691	671,135	-
Operation and maintenance	282,650,669	261,183,682	19,444,644	9,366,233	(7,343,890)
Depreciation and amortization	91,490,551	80,923,677	63,406	930,133	9,573,334
Taxes other than income taxes	27,803,029	24,526,455	404,354	433,793	2,438,428
Total operating expenses	741,310,179	703,935,918	21,305,095	11,401,294	4,667,872
Gain on sale of Caroline Street campus	15,849,697	21,462,684	-	-	(5,612,987)
Operating income	258,232,116	253,386,504	19,910,775	(4,948,162)	(10,117,001)
Equity in earnings of SouthStar	45,881,192	-	-	45,881,192	-
Other income (loss)	1,950,986	1,425,599	(313,966)	2,087,465	(1,248,112)
Donation to private foundation	(8,000,000)	(8,000,000)	-	-	-
Interest expense	(75,479,331)	(47,050,231)	1,033,813	(949,133)	(28,513,780)
Earnings before income taxes	222,584,964	199,761,873	20,630,622	42,071,361	(39,878,893)
Income taxes	86,809,893	74,935,470	7,696,634	15,912,850	(11,735,060)
Income before cumulative effect of change in accounting principle	135,775,071	124,826,403	12,933,988	26,158,512	(28,143,833)
Cumulative effect of change in accounting principle	(7,828,985)	-	(8,006,363)	-	177,379
Net income	$127,946,086	$124,826,403	$4,927,625	$26,158,512	($27,966,454)

Income statements are not provided in Exhibits F.3a - F.3e for the following inactive entities listed in Item 1:
AGL Macon Holdings,Inc.
TES, Inc.
Atlanta Gas Light Services, Inc.
Georgia Natural Gas Services, Inc.
Sequent Energy Marketing, L.P.
Georgia Gas Company
Georgia Energy Company
Pinnacle LNG, Inc.
AGL Capital Trust III
AGL Interstate Pipeline Company
Energy Risk Insurance Services Corporation

The following active entities had no income statement activity during 2003:
Sequent Holdings, LLC
Pinnacle LNG, Inc.

Income statements for AGL Resources' non-profit entities are not provided.

AGL Resources Inc. accounts for its investment in SouthStar Energy Services LLC using the equity method.  Financial results for SouthStar are recorded to AGL Resources' subsidiary, Georgia Natural Gas Company.  Independent financial statements for SouthStar are not provided.

US Propane, LP; US Propane, LLC; and Heritage Propane Partners, L.P. are considered system companies per the Public Utility Holding Company Act of 1935, as amended, but are not subsidiaries of AGL Resources.  Accordingly, financial statements for these entities are not provided.